UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

January 15, 2021
(Date of earliest event reported)

ALASKA AIR GROUP, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

1-8957	91-1292054
(Commission File Number)	(IRS Employer Identification No.)

19300 International Boulevard	Seattle	Washington	98188
(Address of Principal Executive Offices)			(Zip Code)

(206) 392-5040
(Registrant's Telephone Number, Including Area Code)
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Ticker Symbol	Name of each exchange on which registered
Common stock, $0.01 par value	ALK	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2).

☐ Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

This document is also available on our website at http://investor.alaskaair.com.

ITEM 1.01  Entry into a Material Definitive Agreement

Payroll Support Program Extension

On January 15, 2021, Alaska Air Group, Inc. (Alaska) and its subsidiaries Alaska Airlines, Inc. and Horizon Air Industries, Inc. finalized agreements with the U.S. Department of the Treasury (the Treasury) and accepted partial disbursement of funds through an extension of the Payroll Support Program (PSP) of the Coronavirus Aid, Relief and Economic Security (CARES) Act, made available under the Consolidated Appropriations Act, 2021.

Under the PSP and the extension agreements entered into, Alaska Airlines and Horizon Air will receive a total of $533 million to be used exclusively toward continuing to pay employee salaries, wages and benefits. Alaska Airlines and Horizon Air received $266 million on January 15, 2021, with the remainder expected to be received sometime in February 2021. Of the funds received, $50 million takes the form of a senior term loan with a 10-year term, bearing an interest rate of 1% in years 1–5, and SOFR + 2% in years 6–10. The loan is prepayable at par at any time. As additional taxpayer protection required under the PSP, we granted the Treasury Department 95,532 warrants to purchase Alaska Air Group (ALK) common stock at a strike price of $52.25, based on the closing price on December 24, 2020. The warrants are non-voting, freely transferable, and may be settled as net shares or in cash at Alaska’s option.

As a condition to receiving an extension of PSP funds, Alaska Airlines and Horizon Air agreed to refrain from conducting involuntary furloughs or reducing employee rates of pay or benefits through March 31, 2021, and to limit executive compensation through October 1, 2022. Alaska Air Group agreed to continue suspension of dividends and share repurchases until March 31, 2022.

Treasury Loan Agreement

In the third quarter of 2020, the Company finalized a Loan and Guarantee Agreement (the Loan Agreement) with the Treasury to obtain up to $1.3 billion via a secured term loan facility. The Loan Agreement was subsequently increased by the Treasury in October 2020 to $1.9 billion. Upon execution of the Loan Agreement, the Company borrowed an initial amount of $135 million.

On January 15, 2021, the Company entered into a letter agreement further amending the Loan Agreement providing for an extension of the deadline pursuant to which the Company may, at its option, borrow additional amounts in subsequent borrowings, from March 26, 2021 to May 28, 2021.

ITEM 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information described under Item 1.01 above “Entry into a Material Definitive Agreement” is incorporated herein by reference.

ITEM 5.02 Departure of Directors or Certain Officers; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 20, 2021, the Board of Directors of Alaska Air Group, Inc. (the “Company”) appointed Daniel K. Elwell to the Company’s and its airline subsidiaries’ boards of directors, effective immediately. He was also appointed to the Audit and Innovation Committees of the Company’s Board of Directors.

Mr. Elwell will participate in the current director compensation arrangements applicable to non-employee directors. Under the terms of those arrangements, Mr. Elwell received a prorated annual cash retainer of $21,990 for service on the Company’s board for the period from his appointment until the Company’s next annual meeting of stockholders. In addition, under the Company’s 2016 Performance Incentive Plan, Mr. Elwell received a grant of Alaska Air Group, Inc. common shares, determined by dividing the grant value $29,320 by the closing price of the Company’s common stock on January 20, 2021.
In connection with Mr. Elwell’s appointment, the number of seats on the Company’s and its airline subsidiaries’ boards of directors was increased by actions of each board from 13 to 14.

ITEM 7.01.  Regulation FD Disclosure

On January 20, 2021, the Company issued a press release announcing the appointment of Daniel K. Elwell to the Company's board of directors. The press release is furnished as Exhibit 99.1.

ITEM 9.01  Financial Statements and Other Exhibits
(d) Exhibits.

Exhibit 99.1	Alaska Air Group Press Release
104	Cover Page Interactive Data File - embedded within the Inline XBRL Document

Signatures
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ALASKA AIR GROUP, INC.
Registrant

Date: January 21, 2021

/s/ KYLE B. LEVINE
Kyle B. Levine
Senior Vice President, Legal, General Counsel and Corporate Secretary

/s/ CHRISTOPHER M. BERRY
Christopher M. Berry
Vice President, Finance and Controller